Exhibit 10(h)

THE EMPIRE DISTRICT ELECTRIC COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2008)

TABLE OF CONTENTS

ARTICLE I
Establishment
1.1 Establishment and Purpose	1
1.2 Applicability	1

ARTICLE II
Participation
2.1 Eligibility and Participation	1
2.2 Duration	1

ARTICLE III
Benefit/Payment
3.1 Accrued Benefit	2
3.2 Time and Method of Payment	3

ARTICLE IV
Funding
4.1 Funding	3

ARTICLE V
Amendment, Administration
5.1 Amendment and Termination	4
5.2 Administration	4
5.3 Deduction of Taxes from Amounts Payable	4
5.4 Indemnification	4
5.5 Expenses	4

ARTICLE VI
Miscellaneous
6.1 Interests not Transferable	4
6.2 Contract of Employment	5
6.3 Headings	5
6.4 Invalidity	5
6.5 Law Governing	5
6.6 Compliance with Code Section 409A	5

THE EMPIRE DISTRICT ELECTRIC COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective January 1, 1994)

ARTICLE I
Establishment

        1.1             Establishment and Purpose.  The Empire District Electric Company (the Company”) hereby adopts The Empire District Electric Company Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 1994 (the “Effective Date”). The purpose of the Plan is to provide each Participant in the Plan with the benefits the Participant would have received under The Empire District Electric Company Employees’ Retirement Plan, as amended, (“Retirement Plan”) except for the limitations on compensation and benefits imposed by Sections 401(a)(17) and 415(b) and (e) of the Internal Revenue Code of 1986, as amended (“Code”) or any successor thereto.  The Company, with the approval of the Board of Directors of the Company, adopts this Plan and is referred to hereinafter as “Employer”. The Plan is intended to benefit a select group of management employees of the Employer.

        1.2             Applicability.  The provisions of the Plan shall apply only to a person who terminates employment with the Employer on or after the Effective Date and shall not apply to any person not in the active employment of the Employer on or after the Effective Date.

ARTICLE II
Participation

        2.1             Eligibility and Participation.  Each officer of the Company who is a participant in the Retirement Plan, whose accrued benefit under the Retirement Plan is reduced by the limitation on compensation imposed by Section 401(a)(17) of the Code or by the limitations on benefits imposed by Section 415 of the Code or whose anticipated salary for any year, as such term is defined in the Retirement Plan (without applying the limitation under Section 401(a)(17) of the Code), exceeds $120,000 shall become a Participant in the Plan; provided that no person shall be or become a Participant hereunder prior to January 1, 1994. (Each person who becomes a Participant shall be referred to hereinafter as a “Participant.”)

        2.2             Duration.  Any person who became a Participant shall continue to be a Participant as long as the participant is entitled to benefits hereunder.

ARTICLE III
Benefit/Payment

        3.1             Accrued Benefit.

(a)               If at any time any benefit otherwise payable under the provisions of the Retirement Plan in respect to a Participant, including any benefit payable with respect to the Participant’s spouse or other beneficiary entitled thereto, shall be reduced by reason of the limitations on maximum benefits under Section 415(b) and/or Section 415(e) of the Code, and/or the limitation on the amount of compensation of a Participant that may be considered under Section 401(a)(17) of the Code, the Participant or the participant’s spouse or other beneficiary shall be entitled to receive a retirement benefit, subject to the terms and conditions of the Plan, equal to the excess, if any, of —

(1)               the amount of the benefit under the Retirement Plan, calculated without regard to the limitations imposed by Section 415 and 401(a)(17) of the Code; provided, however, amounts deferred by a Participant under a Company-sponsored deferred compensation plan shall be treated as compensation for purposes of this determination, but in no event shall the compensation of a Participant for years prior to 1994 exceed the Section 401(a)(17) limit in effect for those years and for 1994 compensation in excess of $242,280 shall not be considered, such amount shall be increased each calendar year hereafter in accordance with the cost of living adjustment factors issued each year by the Secretary of the Treasury, or the Secretary’s delegate, in the same manner as the adjustment described in Section 415(d) of the Code. In the event such cost of living adjustment is not available, the Company shall adopt an appropriate substitute index to measure increases in the cost of living and the limit on the compensation to be considered shall be adjusted in accordance with that index.

(2)               the amount of the benefit under the Retirement Plan as limited by Sections 401(a)(17) and 415 of the Code.

                  (The benefit determined under this Section 3.1 shall be referred to hereinafter as the “Accrued Benefit.”)

(b)              The Accrued Benefit under the Plan shall be paid only if, and under the condition that, the benefit under the Retirement Plan described in Subsection 3.1(a)(2) be and is paid to the Participant, the participant’s surviving spouse, or other beneficiary; no benefit shall be payable unless the Participant at the time of  the participant’s termination of employment or death has been credited with 5 years of vesting service under the Retirement Plan, and the forfeiture, for any cause, including death, of the benefit under the Retirement Plan as described in Subsection 3.1(a)(2) above shall cause the forfeiture of the Accrued Benefit under the Plan.

        3.2             Time and Method of Payment.  Subject to Section 6.6, the Accrued Benefit shall be paid in accordance with an election as to the time and form of payment made by the Participant on or before the date on which the individual first becomes a Participant in the Plan pursuant to procedures established by the Company consistent with Section 409A of the Code; provided, however, in the case of an individual who first became a Participant on or before December 31, 2007, the Accrued Benefit shall be paid in accordance with an election as to the time and form of payment made on or before December 31, 2007 pursuant to procedures established by the Company consistent with transition rules established by the Internal Revenue Service under Section 409A of the Code.  The available options as to the form and time of payment of the Accrued Benefit shall be the same as the payment options that are available for the corresponding benefits under the Retirement Plan on the date the election is made. Notwithstanding the foregoing, in accordance with regulations under Section 409A of the Code, a Participant may at any time prior to the benefit commencement date elect to change the form of payment of the Accrued Benefit from one type of life annuity to another actuarially equivalent type of life annuity which is an available option at the time of the change and which has the same scheduled date of the first annuity payment or to change the beneficiary. Actuarial equivalency shall be determined in accordance with the actuarial assumptions set forth in the Retirement Plan.

ARTICLE IV
Funding

        4.1             Funding.  All benefits under this Plan shall be paid directly from the general funds of the Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse, or beneficiary shall have any right, title or interest whatever in or to any investments which Employer may make to aid the Employer in meeting its obligation hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and any Participant, spouse, or beneficiary of a Participant. To the extent that any person acquires a right to receive payments from the Employer hereunder, such rights shall be no greater than the right of an unsecured creditor of the Employer. Notwithstanding the foregoing, the Company may at its sole discretion establish a grantor type trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit. In the event a Rabbi Trust is established, such trust shall be funded in accordance with an actuarial funding method and actuarial assumptions designed, in the reasonable judgment of an actuary named by the Company, to replicate the funding policy followed with respect to the Retirement Plan.

ARTICLE V
Amendment, Administration

         5.1            Amendment and Termination.  The Company intends the Plan to be permanent, but reserves the right at any time to modify, amend, or terminate the Plan, provided that the Company shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued as of the date of any such modification, amendment, or termination, without the consent of the Participant.

        5.2             Administration.  The Plan shall be administered by the Board of Directors of the Company, which shall be authorized to interpret the Plan, to adopt rules and practices concerning the administration of the Plan, to resolve questions concerning the eligibility forth amount of the Accrued Benefit, and to delegate all or any portion of its authority hereunder to a committee of the Board of Directors or to designated officers or employees of the Employer.

        5.3             Deduction of Taxes from Amounts Payable.  The Employer may deduct from the amount to be distributed under the Plan such amount as the Employer, at its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

        5.4             Indemnification.  The Employer shall indemnify and hold harmless each employee, officer, or director of the Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon the participant (including, but not limited to, reasonable attorney fees) which arise as a result of  the participant’s actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer.  Notwithstanding the foregoing, the Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

        5.5               Expenses.  The expenses of administering the Plan shall be paid by the Employer.

ARTICLE VI
Miscellaneous

        6.1             Interests not Transferable.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encum-brance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the person entitled to the benefit under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. The Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits hereunder.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, or otherwise encumber  the participant’s benefits under this Plan, or if by reason of  the participant’s bankruptcy or other event happening at any time, such benefit would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, the Board of Directors of the Company, in its discretion, may terminate the interest in any such benefits of the person entitled thereof under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or  the participant’s spouse, children, or other dependents, or any of them in such manner as the Board of Directors of the Company may deem proper.

        6.2             Contract of Employment.  Nothing contained herein shall be construed to constitute a contract of employment between a Participant and the Employer.

        6.3             Headings.  The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

        6.4             Invalidity.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

        6.5             Law Governing.  The Plan shall be construed and enforced according to the laws of Missouri other than its laws respecting choice of law.

        6.6             Compliance with Code Section 409A.  Notwithstanding anything in this Plan to the contrary, (i) if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and as determined by the Company in accordance with said Section 409A) at the time of the Participant’s separation from service (as defined below), the payment of any benefit under this Plan shall be made no earlier than the date which is 6 months after the date of the Participant’s separation from service (or, if earlier than the end of such 6-month period, the date of the Participant’s death), and (ii) the Participant shall be deemed to have terminated from employment for purposes of this Plan if and only if the Participant has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder.  To the extent any payment under this Plan is subject to the 6-month delay, such payment shall be paid immediately after the end of such 6-month period (or the date of the Participant’s death, if earlier).  The provisions of this Plan shall be interpreted and operated consistently with the requirements of Section 409A of the Code and the regulations thereunder.

                                                IN WITNESS WHEREOF, the Company has executed this Plan this 25th day of October 2007.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:	/s/ William L. Gipson
Title:	President & CEO

ATTEST

By:	/s/ Janet S. Watson
Title:	Secretary-Treasurer